UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2017

BARINGTON/HILCO ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36832	47-1455824
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

888 Seventh Avenue, 17th Floor

New York, NY 10019

(Address of Principal Executive Offices) (Zip Code)

(212) 974-5710

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 12, 2017, Barington/Hilco Acquisition Corp. (“BHAC” or the “Company”) entered into a merger agreement (the “Merger Agreement”) with Oomba, Inc., a Delaware corporation (“Oomba”), pursuant to which Oomba will merge into the Company (the “Merger”), with the Company surviving the Merger. In connection with the entry into the Merger Agreement, Oomba entered into an asset purchase agreement (the “Gameworks Purchase Agreement”) with Gameworks Entertainment, LLC and several of its subsidiaries (collectively, “Gameworks”), pursuant to which Oomba will purchase substantially all of the assets of Gameworks. Oomba is a specialized software development company that is creating an interactive social network for eSports tournaments, leagues and teams. Gameworks is an entertainment and gaming venue that offers a combination of games, sports and food and beverage products for the whole family.

Pursuant to the Merger Agreement, an aggregate of 5,899,705 shares of the Company’s common stock (subject to adjustment for any outstanding Oomba indebtedness) will be exchanged for all outstanding shares of Oomba common stock, with five percent of such Company shares being placed into escrow for 18 months in order to secure Oomba’s indemnification obligations under the Merger Agreement. The Merger Agreement provides that upon the achievement, in 2018 and/or 2019, of certain EBITDA thresholds or Company common stock trading price thresholds, the Company would issue up to an additional 600,000 shares of its common stock to Oomba shareholders. Both the Merger Agreement and the Gameworks Purchase Agreement contain customary representations and warranties, covenants and indemnification provisions and are subject to customary closing conditions, including, in the case of the Merger Agreement, approval of the Merger by the shareholders of both the Company and Oomba. In addition, closing of the transactions contemplated by the Merger Agreement is subject to a condition that at closing at least $23,500,000 of cash is available in the Company’s Trust Account, which amount shall be reduced by any capital raised by Oomba prior to the Merger (down to a minimum of $5,000,000) and shall be net of transaction expenses. Oomba shareholders will have customary registration rights with respect to the shares of Company common stock received in the Merger, and certain such shareholders will be subject to restrictions on sales of Company common stock for a period of twelve months after closing.

This is only a summary of certain terms of the Merger Agreement and is qualified by reference to the complete text of the Merger Agreement, which is attached to this Current Report on Form 8-K and incorporated by reference herein. Certain additional information related to the Merger Agreement and the Company can be found in the Company’s press release dated May 16, 2017. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger Agreement, at a meeting of the board of directors of the Company on May 12, 2017, Jeffrey D. Nuechterlein, an existing director of the Company, was duly elected the new Chairman of the board of directors. In selecting Mr. Nuechterlein as Chairman, the board considered his background working with and investing in technology companies which the board believes will be invaluable in consummating the merger with Oomba and positioning the Company for growth and success after the Merger. Mr. Nuechterlein replaces James A. Mitarotonda who will remain a director.

Mr. Mitarotonda’s resignation was not the result of any dispute or disagreement with the Company or the board of directors on any matter related to the operations, policies or practices of the Company.

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A copy of the press release announcing the above-described changes is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits:
Exhibit	Description
2.1	Agreement and Plan of Merger, dated May 12, 2017, by and between Barington/Hilco Acquisition Corp. and Oomba, Inc.
99.1	Press Release, dated May 16, 2017
99.2	Press Release, dated May 16, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2017

BARINGTON/HILCO ACQUISITION CORP.

By: /s/ Jared L. Landaw

Jared L. Landaw

Secretary

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EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated May 12, 2017, by and between Barington/Hilco Acquisition Corp. and Oomba, Inc.
99.1	Press Release dated May 16, 2017
99.2	Press Release dated May 16, 2017

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